Exhibit 10.37

AMENDMENT NO. 2

TO THE

STOCKHOLDERS RIGHTS AGREEMENT

This Amendment No. 2 to the Stockholders Rights Agreement (this "Amendment No. 2") is made and entered into as of March 19, 2014, by and between TOP Ships Inc. (f/k/a TOP Tankers Inc.), a Marshall Islands corporation (the "Company"), and Computershare Trust Company, N.A., successor rights agent to Computershare Investor Services, LLC, as Rights Agent (the "Rights Agent").

WHEREAS, the Company and the Rights Agent entered into that certain Stockholders Rights Agreement, dated August 19, 2005, as amended on August 24, 2011 (the "Rights Agreement").

WHEREAS, the parties hereto desire to amend the Rights Agreement on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agrees as follows:

1.           Certain Definitions.

The definition of "Acquiring Person" shall hereby be amended and restated in its entirety to read as follows:

"Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.  Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that a Person who (i) becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and (ii) then after such share purchases by the Company, becomes the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional shares of Common Stock of the Company such Person does not beneficially own 15% or more of the shares of Common Stock of the Company then outstanding.  Notwithstanding the foregoing: (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined herein, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the shares of Common Stock that would otherwise cause such Person to be an "Acquiring Person," as defined herein, or (B) such Person was aware of the extent of the shares of Common Stock it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined herein, then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be or become an "Acquiring Person," as defined herein, unless and until such time as such Person shall become the Beneficial Owner of additional shares of Common Stock in an amount equal to 10% of the Company's outstanding common stock, other than pursuant to a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock, unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.  Notwithstanding the foregoing, (i) the purchase by Sovereign Holdings Inc. ("Sovereign") of shares of the Company's Common Stock directly from the Company pursuant to the terms and subject to the conditions of the Stock Purchase Agreement dated August 23, 2011, by and between the Company and Sovereign, which agreement was unanimously approved by the Company's Board of Directors in August 2011, shall not cause Sovereign, or any beneficial owner or Affiliate or Associate thereof, to be considered an "Acquiring Person"; and (ii) the purchase by Epsilon Holdings Inc, Oscar Shipholding Ltd, Irises Marine Co, Nereus Navigation Limited, Fergus Consultants Company, Locomo Shipping S.A., Kenway Finance Co. and Solo Trading Ltd (the "March 2014 Shareholders") of shares of the Company's Common Stock directly from the Company pursuant to the terms and subject to the conditions of the Share Purchase Agreements dated March 19, 2014, by and between the Company and the March 2014 Shareholders, which agreements were unanimously approved by the Company's Board of Directors on March 17, 2014, shall not cause any of the March 2014 Shareholders, or any beneficial owner or Affiliate or Associate thereof, to be considered an "Acquiring Person."

2.           No Further Amendments.  All other provisions of the Rights Agreement shall remain in full force and effect.

3.           Counterparts.  This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment No. 2 transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first written above.

TOP SHIPS INC.

By:	/s/ Alexandros Tsirikos
Name:	Alexandros Tsirikos
Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration